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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Dividend Capital Trust Inc.:

        We consent to the incorporation by reference in the registration statements (No. 333-116929 and No. 333-122260) on Form S-3 of Dividend Capital Trust Inc. of our reports dated March 16, 2005, with respect to the consolidated balance sheets of Dividend Capital Trust Inc. and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of operations, shareholders' equity (deficit) and comprehensive loss, and cash flows for the years ended December 31, 2004 and 2003, and the period from inception (April 12, 2002) to December 31, 2002, and the related schedule III, management's assessment of the effectiveness on internal control over financial reporting as of December 31, 2004 and the effectiveness of internal control over financial reporting as of December 31, 2004, which reports appear in the December 31, 2004 annual report on Form 10-K of Dividend Capital Trust Inc.

        Our report dated March 16, 2005, on management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2004, contains an explanatory paragraph that states our audit excluded the effectiveness of internal control over financial reporting associated with the excluded property operations of the seventy-two real estate properties acquired during 2004, that had revenues totaling $15,965,524 and non-real estate assets totaling $8,656,475, included in the consolidated financial statements of Dividend Capital Trust Inc. and subsidiaries as of and for the year ended December 31, 2004.

KPMG LLP

Denver, Colorado
March 16, 2005

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Consent of Independent Registered Public Accounting Firm